FOR:          MERCER INTERNATIONAL INC.

                            APPROVED BY:  Jimmy S.H. Lee
                                          Chairman & President
                                          (41) 43 344-7070

                                          David Gandossi
                                          Executive Vice-President &
                                          Chief Financial Officer
                                          (604) 684-1099

For  Immediate  Release
-----------------------
                                          Financial Dynamics
                                          Investors: Eric Boyriven/Kellie Nugent
                                          Media: Scot Hoffman
                                         (212)  850-5600


          MERCER INTERNATIONAL INC. UPDATES STATUS OF STENDAL PULP MILL

     NEW  YORK,  NY,  July  21, 2004 -- Mercer International Inc. (Nasdaq:MERCS,
TSX: MRI.U) today updated the status of its "greenfield" project to construct a new state-of-the-art single-line NBSK kraft pulp mill near the town of Stendal, Germany. The Stendal mill is designed to have an annual production capacity of approximately 552,000 tonnes.

     The Company announced that the project is substantially on its planned schedule and budget. It currently expects construction of the Stendal mill to be completed in the last week of July, 2004. The Company expects to commence the start-up of the mill and the production of saleable NBSK pulp shortly thereafter.

     The start-up of the Stendal pulp mill will be subject to risks commonly associated with the start-up of large "greenfield" industrial projects which could disrupt, delay or adversely affect the Company's start-up plans including, without limitation, equipment failures, engineering or construction defects, human error and complex integration of processes and equipment.

     In conjunction with its start-up, the Stendal mill will undergo extensive testing and evaluation to determine whether various performance and other prescribed requirements have been met. Once such performance requirements are met, the Company will assume responsibility for the mill, subject to the contractor's warranty obligations.

     Jimmy  S.H.  Lee,  the Chairman and Chief Executive of the Company, stated:
"We are extremely pleased with the pending completion of the construction and start-up of our 552,000 tonne Stendal NBSK pulp mill. This is a seminal achievement for our Company which reflects the hard work and dedication of our employees, contractors and others engaged in the project. The Company will now focus its efforts upon the tasks of starting up the mill and ramping up production."

     Mr. Lee continued: "The completion and start-up of the Stendal pulp mill will well position us as a major global market NBSK pulp producer."

     Mercer International Inc. is a European pulp and paper manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerinternational.com.

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition, construction and equipment performance risks and other risk factors listed from time to time in the Company's SEC reports.